Exhibit 10.1

(718) 624-7400
Fax: (718) 935-0378

Nine Bond Street, Brooklyn, New York 11201-5805

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of January 1, 2024 by and between Mark Greenblatt (“Greenblatt”), formerly Vice President and Chief Financial Officer of J. W. Mays, Inc., a New York Corporation (“Mays”), and Mays.

In consideration of the mutual terms contained in this Agreement, Mays retains and Greenblatt agrees to be retained, as an independent contractor and consultant under the following terms and conditions:

1.	The term of this Agreement shall be on a month-to-month basis and either party may terminate this Agreement upon seven days’ written notice.

2.	Greenblatt agrees to provide services to Mays when called upon, taking into account that Greenblatt will be a consultant to Mays and no longer its Chief Financial Officer and a Vice President. Greenblatt will make himself available to consult with Officers and other representatives of Mays when needed.

3.	Mays agrees to pay Greenblatt $8,000 per month for the consulting services referred to herein.

4.	If Greenblatt becomes unable to perform the services under this Agreement by reason of illness, disability or death, compensation shall be terminated upon the happening of such event.

5.	This Agreement may not be assigned by either party.

6.	This Agreement shall be construed in accordance with the internal laws of the State of New York.

Mark Greenblatt
Mark Greenblatt

J. W. MAYS, INC.

By:	Lloyd J. Shulman

Lloyd J. Shulman
[Print Name]